FOR IMMEDIATE RELEASE
May 30, 2001

SAUER-DANFOSS INC. AND DAIKIN INDUSTRIES, LTD. TO ESTABLISH TWO JOINT VENTURE COMPANIES

Strengthens Mobile Hydraulics Business in Asia-Pacific Region

AMES, Iowa, USA, May 30, 2001 - Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that it has entered into agreements with Daikin Industries, Ltd. to establish two joint venture companies.  The two companies, a sales company and a manufacturing company, will operate as part of Sauer-Danfoss’ global organization covering the Asia-Pacific region.

The sales company, to be named Sauer-Danfoss-Daikin Ltd., will be 65 percent owned by Sauer-Danfoss, and 35 percent owned by Daikin.  The company will be responsible for the sales and marketing of all Sauer-Danfoss products in the Asia-Pacific region.  Sauer-Danfoss will contribute its sales companies located in Australia, China, Japan, and Singapore.  Daikin will contribute its Asian  (principally Japan) mobile sales, marketing, and engineering organizations.

The manufacturing company, to be named Daikin-Sauer-Danfoss Manufacturing Ltd., will be 55 percent owned by Daikin, and 45 percent owned by Sauer-Danfoss.  Daikin will contribute its mobile oil hydraulic manufacturing operations located in Osaka, Japan.  The new company will continue to manufacture hydrostatic transmissions and other related products previously manufactured by Daikin under its license with Sauer-Danfoss and will supply the Asia-Pacific region.  Furthermore, the new company may manufacture additional Sauer-Danfoss products in the future.  Sauer-Danfoss’ Shanghai manufacturing plant will not be initially included as part of the manufacturing joint venture, but both parties will continue to evaluate ways to incorporate the Shanghai plant into the manufacturing joint venture company.

The joint venture companies, both to be based in Osaka, Japan, will have combined initial sales of approximately $75 million.  The companies are expected to begin operations by October 1, 2001, subject to customary due diligence reviews.

Daikin has manufactured and marketed hydrostatic transmissions in Asia under license from Sauer-Danfoss and its predecessor since 1968.

David Pfeifle, Chief Executive Officer of Sauer-Danfoss Inc., commented, “The Sauer-Danfoss and Daikin organizations have worked closely together for over thirty years under our licensing agreement.   The formation of the joint venture companies represents the next logical step in establishing ourselves as the mobile hydraulics leader in the high potential Asia-Pacific region.  Daikin’s strength and knowledge of the Japanese and Asian markets, combined with Sauer-Danfoss’ global organization and product leadership in mobile hydraulics, should ensure that we are successful in this rapidly growing region.”

Daikin Industries, Ltd. is a global leader in the manufacture of commercial and industrial use air conditioning systems and holds more than a one-third market share in Japan.  The Company is also one of the leaders in the fluorochemicals industry, with approximately 20 percent share of the world market.  Daikin boasts an unparalleled combination of mechanical, electronic and chemical expertise as well as robust research and development capabilities.    Daikin, with sales of 463 billion Yen (approximately $4 billion) and over 14,000 employees, is a dynamic global company with a well-established presence in five major areas: Japan, China, Southeast Asia, Europe and North America.  Daikin is headquartered in Osaka, Japan.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President – Finance	2800 East 13th Street	Fax:	(515) 239-6443
Ames, Iowa, USA 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance – Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet:  http://www.sauer-danfoss.com